Exhibit 2.2
ASSET PURCHASE AND SALE AGREEMENT
THIS ASSET PURCHASE AND SALE AGREEMENT (together with the Exhibits and Schedules hereto, this “Agreement”), dated July 31, 2022, is made by and between Zovio Inc, a Delaware corporation (“Seller”), and The University of Arizona Global Campus, an Arizona non-profit corporation (“Buyer”), operated in affiliation with The University of Arizona (“UofA”). In addition, the Arizona Board of Regents, a body corporate, for and on behalf of UofA, joins as a party to this Agreement solely for purposes of, and with respect to, the provisions set forth in Sections 2.4 (to the extent applicable to UofA), 2.5, 2.6, 4.1(b), 4.2(b), 4.6, and Section 8 below and related definitions (the “UofA Binding Provisions”). As used herein, “Party” refers to Seller or Buyer, or to UofA specifically as to any of the UofA Binding Provisions; and “Parties” refers to Seller and Buyer jointly, or to Seller, Buyer and UofA specifically as to any of the UofA Binding Provisions. Capitalized terms not otherwise defined in this Agreement have the meanings set forth on Exhibit A.
RECITALS
A. Seller, Buyer and UofA are parties to that certain Asset Purchase and Sale Agreement, dated as of August 1, 2020 (as amended, the “Prior Asset Purchase Agreement”), pursuant to which, among other things, Seller sold to Buyer certain Institutional Assets (as defined in the Prior Asset Purchase Agreement) and Buyer now owns and operates the WSCUC-accredited, Title IV-participating, post-secondary institution now known as “The University of Arizona Global Campus” (the “University”).
B. Seller, Buyer and UofA are parties to that certain Strategic Services Agreement, dated as of December 1, 2020 (the “Strategic Services Agreement”), pursuant to which Seller provides certain services (as described in the Strategic Services Agreement, the “Strategic Services”) to the Buyer, and to that certain Transition Services Agreement, dated as of December 1, 2020 (the “Transition Services Agreement”), pursuant to which Seller provides certain transition services (as described in the Transition Services Agreement, the “Transition Services” and, together with the Strategic Services, the “Services”) to the Buyer.
C. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, at the Closing the remaining assets of Seller other than the Excluded Assets (as defined below).
D. Effective as of the Closing, the Parties desire to terminate and release one another from any remaining rights, obligations or Liabilities arising under or related to the Prior Asset Purchase Agreement, the Strategic Services Agreement, the Transition Services Agreement and the other Terminated Agreements (as defined herein).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Exhibit 2.2
1. Purchase and Sale of Acquired Assets; Assumption of Assigned Contracts.
1.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall accept and acquire from Seller, free and clear of any Encumbrances other than the Permitted Encumbrances, all of Seller’s rights, title and interest in, to and under all of Seller’s assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), that are reasonably necessary to effect the normal operations of Seller in connection with the conduct of the Services and are in fact used in whole or in part in connection with such operations, whether owned or titled in the name of Seller or an Affiliate thereof, wherever located, other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets include, without limitation, the following:
(a) all Course Materials;
(b) except as provided in Section 1.3, all Intellectual Property Assets;
(c) all Contracts listed in Schedule 1.1(c), including without limitation the Intellectual Property Agreements and the Lease (the “Assigned Contracts”);
(d) all furniture, fixtures, and equipment, as listed in Schedule 1.1(d);
(e) all personnel files of the Hired Former Employees, only to the extent transfer is permitted under applicable Law;
(f) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Acquired Assets, including without limitation the Assigned Contracts, whether arising by way of counterclaim or otherwise;
(g) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Acquired Assets, including without limitation the Assigned Contracts; and
(h) any reserves related to the applicable Permitted Encumbrances.
1.2 Services Employees. Seller shall use commercially reasonable efforts to assist Buyer in hiring select persons who are employed by Seller at the time of the Closing whose job function relates to the provision of Services (the “Services Employees”), in each case as contemplated by Section 6.
1.3 Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include the following assets of Seller (collectively, the “Excluded Assets”):
(a) all cash and cash equivalents (except to the extent necessary to satisfy payments to be made by Seller at or after Closing as expressly described herein);
(b) any and all equity or other ownership interests in the Seller Subsidiaries;

Exhibit 2.2
(c) those Contracts that are not listed in Schedule 1.1(c) and thus are not Assigned Contracts;
(d) all Intellectual Property Assets related to the “Zovio” name and brand;
(e) all current and deferred Tax assets, and all claims, returns, deposits, prepayments, rebates and refunds with respect to Taxes arising or relating to or in respect of the operation of Seller’s business;
(f) all Books and Records (other than personnel files of Hired Former Employees transferred pursuant to Section 1.1(e));
(g) all Seller-related phone and fax numbers, all email addresses containing the “zovio.com” extension, and all email systems, website addresses and social media accounts, in each case used by Seller in the operation of Seller and utilizing the “Zovio” name;
(h) the organizational documents, minute books, equity ownership records, Tax Returns, books of account, or other records having to do with the corporate organization of Seller and the Seller Subsidiaries;
(i) rights to all Insurance Policies (and proceeds therefrom);
(j) the rights that accrue or will accrue to Seller and its Affiliates under this Agreement;
(k) the Privileged Communications; and
(l) those other assets listed in Schedule 1.3(l).
1.4 Assumed Liabilities. Subject to the terms and the conditions set forth in this Agreement, at the Closing, Buyer shall assume, and agrees to thereafter pay, perform and discharge when due, all Liabilities to be performed or paid after the Closing arising from the Assigned Contracts (including, without limitation, the Lease), but solely to the extent attributable to periods after the Closing (the “Assumed Liabilities”).
1.5 Excluded Liabilities. Notwithstanding any other provision of this Agreement, Seller shall retain, and Buyer shall not assume or be responsible or liable to pay, perform or discharge any Liabilities of Seller or its Affiliates (or its or their predecessors or successors in interest) of any kind or nature whatsoever other than as provided in Section 1.4 (all such Liabilities other than as described in Section 1.4, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, without limitation, the following:
(a) all Liabilities arising in connection with, out of, or otherwise associated with the performance of Contracts that are not Assigned Contracts;
(b) all Liabilities arising in connection with, out of, or otherwise associated with the performance of the Assigned Contracts for periods prior to Closing;

Exhibit 2.2
(c) all Liabilities now or hereafter existing to the extent arising under or from the ownership, use or operation of the Excluded Assets;
(d) all Liabilities in respect of the Lawsuit;
(e) all Liabilities in respect of any Services Employees who become Hired Former Employees, to the extent pertaining to or arising from periods prior to Closing, including but not limited to any wages, bonuses, other compensation, or benefits promised by Seller to such Hired Former Employees regardless of whether and when promised, accrued, vested, and/or anticipated or required to be paid;
(f) all Liabilities in respect of any and all employees, including Services Employees, related to their employment with Seller, including, but not limited to, any claims for unpaid wages and benefits, claims of discrimination under any federal, state, or local law or regulation, or any other claims known or unknown that related to employment by or with Seller;
(g) all Liabilities arising under or in connection with any Benefit Plan relating to employment or other service with Seller prior to the Closing Date or otherwise incurred prior to the Closing Date;
(h) all Liabilities relating to Seller’s 401(k) plan, any stock incentive or employee stock purchase plan of Seller, and any nonqualified deferred compensation plan of Seller;
(i) all Liabilities of Seller arising under or in connection with the negotiation, preparation, investigation and performance of this Agreement, and the transactions contemplated hereby and thereby, including without limitation all fees and expenses incurred by Seller in respect of counsel, accountants, consultants, advisers, and others;
(j) all Claims, known or unknown, of former employees, contractors, and vendors of Seller associated with any actions, inaction, events, or circumstances occurring or existing prior to Closing; and
(k) any Liabilities associated with debt, loans or credit facilities of Seller owing to financial institutions or investors.
1.6 Assignability and Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, sublicense or sublease any Assigned Contract if an attempted assignment, sublicense or sublease thereof, without the consent of another party thereto, would constitute a breach of any such Assigned Contract or in any way violate any applicable Law, or in any way affect the rights of Buyer thereunder. Seller shall use commercially reasonable efforts, and Buyer shall cooperate in all reasonable respects with Seller, to provide all required notices and obtain all Consents and waivers necessary to convey the Assigned Contracts to Buyer on the Closing Date, including reasonable cooperation and assistance after the Closing with respect to those Assigned Contracts for which required notice is not made or required consents are not obtained (as applicable) prior to Closing. If such Consents or waivers are not timely obtained, or if an attempted assignment, sublicense or

Exhibit 2.2
sublease would be ineffective, then: (a) Seller shall use its commercially reasonable efforts to provide Buyer the benefit (and Buyer will bear the burden) of any such Assigned Contract and to enforce, at the request of Buyer and for the account of Buyer and at Seller’s sole expense, any rights of Seller arising from any such Assigned Contract, and (b) shall cooperate in any commercially reasonable and lawful arrangement designed to provide such benefits to Buyer.
1.7 Misallocated Transfers. In the event that, at any time or from time to time after the Closing, any Party hereto (or any of its Affiliates) shall receive or otherwise possess any asset or be liable for any Liability that is allocated to any other Person pursuant to this Agreement, such Party shall promptly transfer or assign, or cause to be transferred or assigned, such asset or Liability to the Person so entitled thereto, and the relevant Party will cause such entitled Person to accept such asset or assume such Liability. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person. In addition, to the extent Seller receives funds associated with services provided by Buyer (such as for education provided), Seller will remit such funds in full to Buyer within ten (10) business days of receipt.
2. The Closing.
2.1 Consideration. In consideration of the transactions and other agreements set forth herein, at the Closing, (a) Seller shall transfer the Acquired Assets to Buyer and shall pay or agree to pay or otherwise provide Buyer with the consideration set forth in Section 2.3, (b) Buyer shall pay to Seller the consideration set forth in Section 2.4 and shall assume the Assumed Liabilities as provided in Sections 1.4 and 5.5, and (c) each Party shall provide one another with the releases set forth in Section 2.6 and shall terminate the Net Asset Adjustment Case as set forth in Section 5.6.
2.2 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the date of this Agreement (the “Closing Date”). Notwithstanding the actual time the deliveries of the Parties hereto are made on or in anticipation of the Closing Date, the Parties hereto agree that the Closing shall be effective and deemed for all purposes to have occurred as of 11:59 p.m.., Mountain Standard Time, on the Closing Date. In no event shall the Closing be deemed a waiver, termination or expiration of any Party’s rights or obligations under this Agreement, unless otherwise expressly set forth in this Agreement.
2.3 Seller’s Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Buyer’s and UofA’s deliveries under Section 2.4, Seller shall deliver to Buyer all of the following documents, certificates, payments, and instruments, all duly executed and in form and substance reasonably satisfactory to Buyer:
(a) a bill of sale, assignment and assumption agreement attached as Exhibit B hereto and duly executed by Seller, transferring the tangible personal property included in the Acquired Assets to Buyer, and effecting the assignment to and assumption by Buyer of the Acquired Assets, including the Assigned Contracts, and Assumed Liabilities (the “Bill of Sale, Assignment and Assumption Agreement”);

Exhibit 2.2
(b) an intellectual property assignment agreement attached as Exhibit C hereto and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets (other than any Excluded Assets) to Buyer (the “Intellectual Property Assignment Agreement”);
(c) a payment in the amount of $5.5 million that reflects the agreed upon portion of the Minimum Residual Amount (as defined in the Strategic Services Agreement) allocable to the month of July 2022;
(d) (i) an assignment and assumption agreement in the form attached as Exhibit D hereto and duly executed by Seller and the landlord under the Lease, transferring all of Seller’s right, title and interest in and to the Lease, including the security deposit, in the amount of $2.68 million, currently held by the landlord thereunder in cash, and reflecting Buyer’s assumption of all obligations thereunder (the “Lease Assignment Agreement”) and (ii) an additional payment in the amount of $5.0 million as full compensation and payment for Buyer’s agreement to assume the Seller’s obligations under the Lease.
(e) the Termination Agreement (as defined in Section 2.5 below), duly executed by Seller;
(f) a good standing certificate of Seller, issued no later than two (2) days prior to the Closing Date by the Secretary of State of Delaware;
(g) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller, dated as of the Closing Date, certifying that attached thereto are true and complete copies of all resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(h) incumbency certificates from the officers of Seller authorized to execute and deliver this Agreement on behalf of Seller; and
(i) all such other documents and instruments duly executed by Seller as Buyer or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.
2.4 Buyer’s Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Seller’s deliveries under Section 2.3, Buyer shall deliver to Seller all of the following documents, certificates and instruments, all duly executed and in form and substance reasonably satisfactory to Seller:
(a) the Closing Payment;
(b) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

Exhibit 2.2
(c) the Intellectual Property Assignment Agreement, duly executed by Buyer;
(d) the Lease Assignment Agreement, duly executed by Buyer;
(e) the Termination Agreement, duly executed by Buyer and UofA;
(f) a good standing certificate of Buyer, issued no later than two (2) days prior to the Closing Date by the Arizona Corporation Commission;
(g) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer, dated as of the Closing Date, certifying that attached thereto are true and complete copies of all resolutions of Buyer, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions required in connection with the transactions contemplated hereby and thereby;
(h) incumbency certificates from the officers of Buyer authorized to execute and deliver on behalf of Buyer this Agreement; and
(i) all such other documents and instruments duly executed by Buyer as Seller or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.
2.5 Termination of Agreements. Effective as of the Closing and without any further action of Seller, Buyer and/or UofA (as applicable), the following agreements between Seller, Buyer and/or UofA (as applicable) shall automatically terminate in all respects and shall be of no further force or effect: (a) the Prior Asset Purchase Agreement, (b) the Strategic Services Agreement, (c) the Transition Services Agreement, and (d) that certain Curriculum License Agreement between Seller and Buyer, dated December 1, 2020 (collectively, the “Terminated Agreements”). At Closing, the Parties shall enter into the termination agreement as set forth as Exhibit E to memorialize the foregoing (the “Termination Agreement”).
2.6 Mutual Release.
(a) Seller Release. Seller, on behalf of itself and its Affiliates, and its and their respective successors, assigns and other legal representatives (collectively, the “Seller Releasing Parties”), and any Person claiming by, through or under any of the foregoing, releases, remises, acquits, and forever discharges each of Buyer and UofA, and all of their respective past and present officers, directors, employees, agents, predecessors, Affiliates, successors and assigns (each, a “Buyer Released Party” and together, the “Buyer Released Parties”) to the maximum extent permitted by Law, from any and all Actions, causes of actions, demands, obligations, rights, Liabilities, or commitments of any nature whatsoever, and all costs and expenses associated therewith, whether known or unknown, suspected or unsuspected, that such Seller Releasing Party, individually or as a member of any class, now has, owns, or holds, or has at any time heretofore ever had, owned, or held, or may in the future have, own, or hold, against the Buyer Released Parties, arising at or prior to the Closing, or related to any act, omission, or event occurring, or condition existing, at or prior to the Closing (collectively, the “Seller Released

Exhibit 2.2
Claims”), including, without limitation, any and all such Actions, causes of actions, demands, obligations, rights, liabilities, or commitments of any nature whatsoever, and all costs and expenses associated therewith, whether known or unknown, suspected or unsuspected (including rights to or claims for indemnification), directly or indirectly arising from or in any way connected with or related to the Terminated Agreements (including, without limitation, any claims or counterclaims asserted or that could have been asserted in connection with or related to the Net Asset Adjustment dispute or the Net Asset Adjustment Case). Notwithstanding the foregoing, this Section 2.6(a) shall not act in any manner to waive or release any rights or claims against the Buyer Released Parties arising under this Agreement or any other document executed in connection herewith, including without limitation Buyer’s obligations and undertakings associated with the Acquired Assets and/or the Assumed Liabilities and Buyer’s compliance in all material respects with all agreements, covenants and obligations undertaken by Buyer as set forth herein.
(b) Buyer and UofA Release. Each of Buyer and UofA, on behalf of itself and its Affiliates, and its and their respective successors, assigns and other legal representatives(collectively, the “Buyer Releasing Parties”), and any Person claiming by, through or under any of the foregoing, releases, remises, acquits, and forever discharges Seller, the Seller Subsidiaries, and each of their respective past and present officers, directors, employees, agents, equityholders, lenders, predecessors, Affiliates, successors and assigns (each, a “Seller Released Party” and together, the “Seller Released Parties”) to the maximum extent permitted by Law, from any and all Actions, causes of actions, demands, obligations, rights, liabilities, or commitments of any nature whatsoever, and all costs and expenses associated therewith, whether known or unknown, suspected or unsuspected, that such Buyer Releasing Party, individually or as a member of any class, now has, owns, or holds, or has at any time heretofore ever had, owned, or held, or may in the future have, own, or hold, against the Seller Released Parties, arising at or prior to the Closing, or related to any act, omission, or event occurring, or condition existing, at or prior to the Closing (collectively, the “Buyer Released Claims”), including, without limitation, any and all such Actions, causes of actions, demands, obligations, rights, liabilities, or commitments of any nature whatsoever, and all costs and expenses associated therewith, whether known or unknown, suspected or unsuspected (including rights to and claims for indemnification), directly or indirectly arising from or in any way connected with or related to the Terminated Agreements (including, without limitation, any claims or counterclaims asserted or that could have been asserted in connection with or related to the Net Asset Adjustment dispute or the Net Asset Adjustment Case). Notwithstanding the foregoing, this Section 2.6(b) shall not act in any manner to waive or release any rights or claims against the Seller Released Parties arising under or contemplated by this Agreement or any other document executed in connection herewith, including without limitation Seller’s obligations and undertakings associated with the Excluded Assets and/or the Excluded Liabilities and Seller’s compliance in all material respects with all agreements, covenants and obligations undertaken by Seller as set forth herein including without limitation Seller’s obligations in connection with the Assigned Contracts pursuant to Section 1.6 above.
(c) No Assignment of Claims. Each Party represents and warrants to each other Party that it has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the claims released herein.

Exhibit 2.2
(d) Covenant Not to Sue. Each Party (the “Releasing Party”), on behalf of itself and its Affiliates and its and their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each other Party (the “Released Party”) that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by the Releasing Party pursuant to this Section 2.6. If a Releasing Party or any of its Affiliates, or its and their respective successors, assigns or other legal representatives violates the foregoing covenant, such Releasing Party, for itself, its Affiliates, and its and their respective successors, assigns and other legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation
3. Representations and Warranties of Seller.
Seller hereby represents and warrants to Buyer that, except as set forth in the corresponding numbered Section of Seller’s Disclosure Schedule attached hereto as Exhibit F, the following statements contained in this Section 3 are true and correct as of the Closing Date, except to the extent that any such representation or warranty shall be true and correct as of such specified date, in which event such representation or warranty shall be true and correct as of such specified date.
3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.
3.2 Authority Relative to this Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within the power of Seller and have been duly authorized by all necessary corporate action of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
3.3 Consents and Approvals; No Violations.
(a) No filing with or notice to, and no Permit, declaration, Order or Consent of any Governmental Entity is required to be made or obtained by or on the part of Seller for the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.
(b) Neither the execution, delivery or performance of this Agreement nor the consummation by Seller of the transactions contemplated hereby will: (i) conflict with or result

Exhibit 2.2
in any breach or violation of any provision of the Organizational Documents of Seller, or (ii) give rise to the creation of any Encumbrance, except for Permitted Encumbrances, on the Acquired Assets, or (iii) except as set forth in Section 3.3(b) of Seller’s Disclosure Schedule, require the Consent or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract.
3.4 Undisclosed Liabilities. Seller has no Liabilities arising from or related to the ownership of the Acquired Assets or the conduct of the Services that would be required under GAAP to be reflected on a balance sheet of Seller (including any of the notes thereto), except (a) those contemplated by or in connection with this Agreement or the transactions contemplated hereby, (b) those that are adequately reflected or reserved against in the most recent quarterly balance sheet of Seller (the “Balance Sheet,” dated as of the “Balance Sheet Date”), and (c) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.
3.5 Absence of Certain Changes, Events and Conditions. Except as described in Section 3.5 of Seller’s Disclosure Schedule, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, with respect to Seller, there has not been any:
(a) material change in any method of accounting or accounting practice for Seller;
(b) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Seller’s conduct of the Services except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(c) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, other than transactions in the ordinary course of business consistent with past practice;
(d) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or any Intellectual Property licensed to Seller under any Intellectual Property Agreements (in each case, except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);
(e) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration related to any Intellectual Property Asset, or failure to take or maintain reasonable measures to protect the confidentiality of any trade secrets included in the Intellectual Property Assets;
(f) material damage, destruction or loss, or any material interruption in use, of any assets to be included among the Acquired Assets, whether or not covered by insurance;

Exhibit 2.2
(g) acceleration, termination, material modification to, or cancellation of any Contract included among the Assigned Contracts (including without limitation the Intellectual Property Agreements);
(h) material unbudgeted capital expenditures associated with the Acquired Assets or required in connection with the ongoing conduct of the Services;
(i) imposition of any Encumbrance, other than any Permitted Encumbrance, upon any of the Acquired Assets;
(j) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Acquired Assets and/or the conduct of the Services for an amount in excess of $250,000 individually (in the case of a lease, per annum), or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term); or
(k) entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
3.6 Title to Acquired Assets. Seller owns and has good and valid title to all of the tangible personal property that is part of the Acquired Assets (recognizing that, to the extent any such assets are subject to leases or licenses, Seller leases or licenses such assets pursuant to valid and binding leasehold interests or licenses), in each case free and clear of all Encumbrances, other than Permitted Encumbrances, all of which Encumbrances, except for Permitted Encumbrances, have been fully released. Upon transfer of such tangible personal property to Buyer at Closing, and subject to Section 1.6, Buyer will own all of such tangible personal property, free and clear of all Encumbrances, other than Permitted Encumbrances.
3.7 Intellectual Property.
(a) Section 3.7(a) of Seller’s Disclosure Schedule lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Agreements included within the Assigned Contracts. The Intellectual Property Agreements listed in Section 3.7(a) of Seller’s Disclosure Schedule constitute all Intellectual Property Agreements that are necessary or helpful to, or otherwise used or relied upon in connection with, the provision of the Services (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software). Except as set forth in Section 3.7(a)of Seller’s Disclosure Schedule, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.
(b) Except as set forth in Section 3.7(b) of Seller’s Disclosure Schedule, to Seller's knowledge: (i) the provision of the Services as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to Seller’s knowledge, threatened in writing (including in the form of written offers to obtain a license): (i) alleging any infringement, misappropriation,

Exhibit 2.2
or other violation of the Intellectual Property of any Person by Seller in the conduct of the Services; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. To Seller’s knowledge, Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.
(c) Seller has made available to Buyer true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Intellectual Property Agreements listed in Section 3.7(a) of Seller’s Disclosure Schedule, including all modifications, amendments and supplements thereto and waivers thereunder. Each such Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Intellectual Property Agreement.
(d) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and, to Seller’s knowledge, has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Services as currently conducted, in each case, free and clear of Encumbrances, other than Permitted Encumbrances. All assignments and other instruments necessary to record Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars.
(e) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially similar terms and in all material respects as they were owned or available for use by Seller immediately prior to the Closing.
(f) To Seller’s knowledge, all of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Entities and authorized registrars. Seller has made available to Buyer true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

Exhibit 2.2
(g) To Seller’s knowledge, the conduct of the Services as currently and formerly conducted, including the use of the Intellectual Property Assets in connection therewith, have not infringed, misappropriated, or otherwise violated the Intellectual Property rights of any Person. To Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated any rights in the Intellectual Property Assets.
(h) At all times during the term of the Strategic Services Agreement: (i) Seller has complied, in all material respects, with all applicable Laws concerning privacy, data security or data breach notification (“Privacy Laws”) and Seller’s internally or publicly posted privacy policies concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Services; (ii) except as otherwise set forth on Section 3.7(h) of Seller’s Disclosure Schedule, Seller has not experienced any actual or reasonably suspected data breach or other security incident involving personal information in its possession or control, in each case, where Seller was required to report such data breach to an individual or Government Entity under applicable Privacy Laws; and (iii) Seller has not been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Entity or other written complaint by a natural Person concerning Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Privacy Laws, in each case in connection with the conduct of the Services.
3.8 Assigned Contracts. Seller is not in material breach of or material default under any Assigned Contract. The Assigned Contracts, as listed in Schedule 1.1(c), constitute all Contracts that are necessary or helpful to, or otherwise used or relied upon in connection with, the provision of the Services. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred with respect to Seller or, to Seller’s knowledge, any other party thereto that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s knowledge, threatened in writing with respect to any Assigned Contract.
3.9 Lease. The Lease is valid and binding on Seller and is in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property. Seller is not in breach or default under the Lease, and no event has occurred and no circumstance exists with respect to Seller or, to Seller’s knowledge, any other party thereto which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under the Lease. Neither Seller nor, to Seller’s knowledge, any other party to any Lease has exercised any termination rights with respect thereto. Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property. Seller has not received any written notice

Exhibit 2.2
of: (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property; (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property; or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters that could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. The Leased Real Property constitutes the primary facility (or portions thereof) at which Seller engages in the conduct of the Services, and the furniture, fixtures and equipment listed on Section 1.1(d) of Seller’s Disclosure Schedule constitute all of the furniture, fixtures and equipment used by Seller in connection with Seller’s conduct of the Services.
3.10 Insurance. Section 3.10 of Seller’s Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Acquired Assets (collectively, the “Insurance Policies”); and (b) with respect to the Acquired Assets, a list of all pending claims and the claims history for Seller since December 1, 2020. There are no claims related to the Acquired Assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and, to Seller’s knowledge, enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Services and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.
3.11 Employee Benefit Matters.
(a) Section 3.11(a) of Seller’s Disclosure Schedule contains a true and complete list of each Benefit Plan (other than offer letters or employment agreements that do not contain terms relating to equity compensation, incentive compensation, employee benefits (other than reference to the Benefit Plans listed in Section 3.11(a) of Seller’s Disclosure Schedule), or severance pay).
(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) all insurance policies, contracts and evidences of coverage; (iv) any summary plan descriptions, summaries of material modifications, and summaries of benefits and coverage; and (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a

Exhibit 2.2
copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service.
3.12 Employment and Labor Matters.
(a) For each Services Employee of Seller as of the Closing Date, Seller has made available to Buyer a true, correct and complete list showing each such Service Employee’s (i) name, (ii) title or position (including whether full-time or part-time), (iii) current compensation (including base salary or wage rate, current target bonus entitlement and other incentive or contingent compensation, including eligibility for severance pay under any agreement, policy or other contractual obligation), (iv) hire or retention date, (v) work location, (vi) vacation entitlement formula and amount of accrued but unused vacation, and (vii) a description of the fringe benefits provided to each employee as of the Closing Date (other than employee benefits applicable to all employees). All compensation, including wages, commissions, bonuses, fees and other compensation, payable to such employees for services performed has been paid in full in accordance with Seller’s general payroll practices and, except as reflected in the foregoing, there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.
(b) Seller is not a party to, bound by, or in active negotiations concerning any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or, to Seller’s knowledge, purporting to represent any employee of Seller, and, to Seller’s knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is no pending or, to Seller’ knowledge, threatened strike, slowdown, work stoppage, lockout, walkout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of Seller, and no Action in respect of any investigation, grievance, arbitration, complaint or other labor dispute or controversy is pending or, to Seller’s knowledge, threatened.
(c) Seller is in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of Seller. There are no Actions against Seller pending, or to Seller’s knowledge, threatened in writing to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller.
(d) Since December 1, 2020, Seller has not effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller, or (iii) layoffs or employment terminations sufficient in number to trigger application of the WARN Act.
3.13 Compliance with Laws. Seller is in compliance, in all material respects, with all Laws applicable to the ownership and use of the Acquired Assets. Further, Seller has performed all Services under the Strategic Services Agreement and the Transition Services Agreement in

Exhibit 2.2
material compliance with all Laws and with the express terms and conditions of such agreements.
3.14 Compliance with Educational Laws.
(a) Seller is, and has been during the term of the Strategic Services Agreement, in material compliance with the provisions contained in the legal and regulatory standards set forth in Exhibit C of the Strategic Services Agreement.
(b) During the term of the Strategic Services Agreement, Seller has submitted all required financial and compliance audits, including any audits required under 34 C.F.R. § 668.23(c).
(c) Seller possesses, and during the term of the Strategic Services Agreement has at all times possessed, all licenses or other approvals issued by Governmental Entities that are required to be obtained to perform the Services under the Strategic Services Agreement. Section 3.14(c) of Seller’s Disclosure Schedule sets forth all such required licenses and approvals.
(d) Seller has not made any misrepresentations, as set forth in 34 C.F.R. § 668.71-.74 in the performance of its duties under the Strategic Services Agreement.
(e) Seller has not experienced any data breach of disclosure of student data, as covered under the Family Educational Rights and Privacy Act (20 U.S.C. § 1232g; 34 C.F.R. Part 99) or other data protected by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. § 6801 et seq) during the term of the Strategic Services Agreement.
(f) Seller is, and at all times during the term of the Strategic Services Agreement has been, in full compliance with 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22) regarding payments based directly or indirectly on success in securing enrollments or financial aid to covered persons.
3.15 Sufficiency of Acquired Assets. The Acquired Assets are sufficient to permit Buyer to perform and carry on, after the Closing and assuming the hiring of all Services Employees, the Services in substantially the same manner as performed and carried on by Seller prior to the Closing.
3.16 Taxes.
(a) All income Tax Returns and all material non-income Tax Returns required to be filed by Seller for any pre-Closing tax period have been, or will be, timely filed (taking into account all applicable extensions of time to file such Tax Returns). Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Services Employee, and complied in all

Exhibit 2.2
material respects with all information reporting and backup withholding provisions of applicable Law.
(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller which remain in effect.
(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.
(e) Seller is not a party to any Action by any taxing authority. There are no Actions by any taxing authority pending or, to Seller’s knowledge, threatened in writing against Seller.
(f) There are no Encumbrances for Taxes upon any of the Acquired Assets (other than for current Taxes not yet due and payable) nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Acquired Assets (other than for current Taxes not yet due and payable).
(g) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations.
3.17 Legal Proceedings; Governmental Orders.
(a) Except as set forth in Section 3.17(a) of Seller’s Disclosure Schedule, there are no Actions pending or, to Seller’s knowledge, threatened in writing against or by Seller: (i) relating to or affecting the Acquired Assets (including without limitation the Assigned Contracts); or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(b) Except as set forth in Section 3.17(b) of Seller’s Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Acquired Assets (including without limitation the Assigned Contracts). Seller is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of Seller’s Disclosure Schedule.
3.18 Consents and Approvals. No filing with or notice to, and no Permit, declaration, Order or Consent of, any Governmental Entity is required to be made or obtained by or on the part of Buyer for the transfer of any licenses or approvals required to perform the Services.
3.19 Solvency; Fraudulent Conveyance. Neither Seller nor its Affiliates are insolvent nor will be rendered insolvent upon the consummation of the transactions contemplated by this Agreement. Neither Seller nor its Affiliates intend to incur, or believes they have incurred, debts beyond their ability to pay such debts as they mature. Neither Seller nor its Affiliates are contemplating the commencement of insolvency, bankruptcy, liquidation, or consolidation proceedings, nor the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of its assets. Neither Seller nor its Affiliates are transferring any assets, through this transaction alone or in combination with one or more additional transactions with

Exhibit 2.2
one or more other Persons, with any intent to hinder, delay or defraud any of Seller’s or their Affiliate’s creditors.
3.20 Brokers. No broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
3.21 No Other Representations and Warranties. No representation or warranty by Seller in this Agreement and no statement contained in Seller’s Disclosure Schedule or any Closing Instrument contains any untrue statement of a material fact, or omits or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
4. Representations and Warranties of Buyer and UofA. Except as set forth in the corresponding numbered Section of Buyer’s Disclosure Schedule attached hereto as Exhibit G, Buyer hereby represents and warrants to Seller that the following statements contained in this Section 4 are true and correct as of the Closing Date, except to the extent that any such representation or warranty shall be true and correct as of such specified date, in which event such representation or warranty shall be true and correct as of such specified date. UofA hereby makes those (and only those) representations and warranties expressly stated herein as applicable to, and made by, UofA.
4.1 Organization and Qualification.
(a) Buyer is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.
(b) UofA hereby represents and warrants that the Arizona Board of Regents is a body corporate of the State of Arizona acting for and on behalf of UofA, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.
4.2 Authority Relative to this Agreement.
(a) The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, are within the power of Buyer and have been duly authorized by all necessary action by Buyer and its board of directors, and no approval from any other Person or Governmental Entity is required regarding the same that has not been obtained or given, as applicable. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Exhibit 2.2
(b) UofA hereby represents and warrants that the execution, delivery and performance by UofA of the UofA Binding Provisions, and the consummation by UofA of the commitments and undertakings set forth therein, are within the power of UofA and have been duly authorized by all necessary action by UofA, and no approval from any other Person or Governmental Entity is required regarding the same that has not been obtained or given, as applicable. This Agreement has been duly and validly executed and delivered by UofA and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the UofA Binding Provisions constitute a valid, legal and binding agreement of UofA, enforceable against UofA in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
4.3 Consents and Approvals.
(a) No filing with or notice to, and no Permit, declaration, Order or Consent of, any Governmental Entity is required to be made or obtained by or on the part of Buyer for the execution, delivery and performance by Buyer or UofA of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except the filings, notices, Permits, declarations, Orders, Consents, or actions listed in Section 4.3(a) of Buyer’s Disclosure Schedule.
(b) Assuming compliance with the items described in Section 4.3(a), neither the execution, delivery and performance by Buyer or UofA of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will: (i) conflict with or result in any breach or violation of any provision of Buyer’s Organizational Documents; (ii) to Buyer’s knowledge, conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the Consent or other action by any Person under any Contract to which Buyer is a party.
4.4 Brokers. Except as set forth in Section 4.4 of Buyer’s Disclosure Schedule, no broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
4.5 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened in writing against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
4.6 No Other Representations; Independent Investigation. EACH OF BUYER AND UOFA ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 OR IN THE CLOSING INSTRUMENTS, THERE ARE NO, AND NEITHER BUYER NOR UOFA ARE RELYING UPON ANY, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO SELLER, THE ACQUIRED ASSETS

Exhibit 2.2
(INCLUDING WITHOUT LIMITATION THE ASSIGNED CONTRACTS), OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF BUYER AND UOFA ACKNOWLEDGES AND AGREES THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER AND UOFA HAVE RELIED SOLELY UPON THEIR OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF SELLER’S DISCLOSURE SCHEDULE).
5. Covenants.
5.1 Further Assurances. From time to time, from and after the Closing, Seller will reasonably cooperate with Buyer and execute and deliver (or cause to be executed and delivered) all instruments, including instruments of conveyance, assignment and transfer, and to take all such other actions as Buyer may reasonably request from time to time, consistent with the terms of this Agreement and at the cost of Buyer, in order to effectuate the transactions contemplated by this Agreement.
5.2 Public Announcements. Except as required by Law or the rules of any national securities exchange, each of the Parties shall (and shall cause their respective Affiliates and Representatives to) consult with the other Parties and obtain the prior written consent of the other Parties (which consent (other than with respect to price) shall not be unreasonably conditioned, withheld or delayed) before issuing any press releases or any public statements or announcements with respect to this Agreement and the transactions contemplated by this Agreement; provided that, prior to any such release, statement or announcement as required by Law or the rules of any such exchange, the Person required to issue the release, statement or announcement shall allow the other Parties reasonable time to comment thereon in advance of such issuance; provided further, however, that, following the Closing, the Parties will issue a joint press release or public statements or announcement regarding this Agreement and the transactions contemplated hereby.
5.3 Mixed-Use Contracts.
(a) Seller, in a manner reasonably acceptable to Buyer, shall provide to Buyer the benefits under, or assign to Buyer its rights under, or obtain a separate contract to be included in the Assigned Contracts for, those benefits and rights of those Mixed-Use Contracts that relate exclusively to the Acquired Assets, as set forth in Schedule 5.3(a). Buyer shall assume and discharge the Liabilities of Seller only with respect to the portions of such Mixed-Use Contracts that relate solely to the Acquired Assets and, moreover, only to the extent to be performed or paid after Closing and only to the extent attributable to periods after the Closing. To the extent that a Consent is required to assign any portion of a Mixed-Use Contract which is to be assigned and assumed, Seller shall use commercially reasonable efforts to obtain such Consent. If such a Consent is not obtained, then Seller shall provide Buyer the benefits and Buyer shall assume the Liabilities associated with such Mixed-Use Contract to the extent set forth above, in each case relating exclusively to the portions of each such Mixed-Use Contract pertaining to the Acquired Assets, as contemplated by Section 1.6. Seller and Buyer agree that they shall take all

Exhibit 2.2
commercially reasonable steps and work in good faith to assist Buyer in terminating its participation in the Mixed-Use Contracts set forth in Schedule 5.3(a) within ninety (90) days after Closing; provided, however, Buyer and Seller agree that such ninety (90) day period can be reasonably extended on a case by case basis as needed to assist Buyer with terminating its participation in such Contracts set forth in Schedule 5.3(a).
(b) Buyer, in a manner reasonably acceptable to Seller, shall provide to Seller the benefits under those Assigned Contracts set forth in Schedule 5.3(b) for a reasonable period after Closing to allow Seller to wind down its use of such Assigned Contracts. Seller shall assume and discharge the Liabilities of Buyer only with respect to the portions of such Assigned Contracts that are used by Seller and, moreover, only to the extent to be performed or paid after Closing and only to the extent attributable to periods after the Closing. To the extent that a Consent is required to provide such transitionary benefits under the Assigned Contracts set forth in Schedule 5.3(b), Seller shall use commercially reasonable efforts to obtain such Consent. If such a Consent is not obtained, then Seller shall use commercially reasonable efforts to terminate its use of such Assigned Contract as soon as practicable after Closing. Seller and Buyer agree that they shall take all commercially reasonable steps and work in good faith to assist Seller in terminating its participation in the Assigned Contracts set forth in Schedule 5.3(b) within ninety (90) days after Closing; provided, however, Buyer and Seller agree that such ninety (90) day period can be reasonably extended on a case by case basis as needed to assist Seller with terminating its participation in such Assigned Contracts set forth in Schedule 5.3(b).
5.4 Tax Matters.
(a) The Parties hereby waive compliance with any “bulk sales” law under any applicable uniform commercial code.
(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
5.5 Transfer of Any Judgment Reduction. To the extent that Seller receives any Judgment Reduction resulting from the appeal of the Judgment (or any subsequent proceeding), Seller shall pay such Judgment Reduction to Buyer within ten (10) business days of receipt of such Judgment Reduction, net of any legal fees then-owed at the time the Judgement is reduced.
5.6 Termination of Net Asset Adjustment Case. Within five (5) days following the Closing, Seller and Buyer shall take all actions necessary to dismiss or otherwise terminate the Net Asset Adjustment Case with prejudice, both sides bearing their own attorney’s fees and costs.
5.7 Post-Closing Cooperation. Seller and Buyer each agree that, upon reasonable request from the other Party, it shall take all commercially reasonable steps to assist the requesting Party in the transitions contemplated by this Agreement, including, but not limited to matters regarding Hired Former Employees, vendors, providing notices and obtaining consents

Exhibit 2.2
not provided or obtained (as applicable) by Closing, information technology matters, access to information and technology for financial statement reporting, audit and other purposes, access to documents and information necessary to pursue and defend third party claims and/or any investigation, audit, review or other proceeding by any governmental body, agency, department or authority, or by any accrediting agency, the payment of any Judgment Reduction (and providing updates on the legal proceedings), and other such matters reasonably necessary to effectuate this Agreement and the transactions contemplated thereby.
5.8 Post-Closing Use of San Diego and Denver Facilities. Seller shall permit Buyer to continue the use of the leased facility located at 10180 Telesis Court, Suite 400, San Diego, CA in a commercially reasonable nature consistent with past practice, and the leased facility located at 1201 16th Street, Suite 200, Denver, CO in a commercially reasonable nature consistent with past practice, in the case of each such facility (a) at no charge from Seller or the applicable landlord (however denominated, such as for costs, lease payments, taxes, insurance, or any other expense) and on terms identical to those currently governing Buyer’s use of such facilities and (b) until the earlier of (i) the date ninety (90) days following the Closing, or (ii) the date on which such facility is subleased or released or the applicable lease is terminated.
5.9 Claims of Fraudulent Conveyance. If after Closing, Seller is subject to any Action based on the asserted characterization of all or any portion of the transactions described in this Agreement as constituting a fraudulent conveyance or an otherwise improper action in derogation of the lawful rights of the creditors of Seller, Seller shall be responsible for the satisfaction or diligent defense of such Action and, further, shall take all commercially reasonable efforts to protect, defend, hold harmless, and indemnify Buyer in connection with the same and otherwise to preserve intact all rights and interests of Buyer with respect to the Acquired Assets.
6. Employee and Benefit Matters.
6.1 Employee Offers. As of the Closing Date, Buyer shall offer to hire, to be effective as of the Closing Date but contingent on the Closing, select Services Employees as determined by Buyer in its discretion and on terms and conditions of employment established by Buyer in its sole discretion.
6.2 Hired Former Employees. Each of the Services Employees who receives an offer of employment from Buyer, accepts such offer, and commences employment with Buyer as of or immediately following the Closing Date is referred to herein as a “Hired Former Employee.” Seller agrees to be responsible for severance and for any other compensation, bonus, award or other payment (however denominated) associated with such Hired Former Employees’ employment by Seller and/or their provision of services on behalf of Seller prior to Closing (even if not due and payable pursuant until after Closing). Not more than thirty (30) days after the Closing or such shorter period as may be required by Law, and in all cases in accordance with applicable Law, Seller shall pay to each Hired Former Employee the value of his or her then accrued but unused paid time off (however denominated).
6.3 Employee Benefits.

Exhibit 2.2
(a) Seller shall fully vest all of the Hired Former Employees’ account balances under Seller’s 401(k) plan.
(b) Seller and Buyer agree that, for purposes of any of nonqualified deferred compensation plans maintained by Seller under Section 409A of the Code, the Hired Former Employees shall be deemed to have incurred a “separation from service” within the meaning of Code Section 409A as a result of their termination of employment with Seller hereunder.
6.4 No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied: (a) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (b) shall alter or limit Buyer’s or its Affiliates’, or Seller’s or its Affiliates’, ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; (c) is intended to confer upon any current or former employee (including any dependent thereof) of Seller or any of its Affiliates or any person other than the Parties (including any Hired Former Employee) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (d) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) of Seller or any of its Affiliates or any person other than the Parties (including any Hired Former Employee) any right as a third-party beneficiary of this Agreement.
7. Interpretation.
7.1 Terminology. If the Agreement does not define a particular term, it will have its generally understood meaning (e.g., in the information technology or education industries) based on the context in which it is used.
7.2 Interpretation.
(a) Generally. Unless the context requires otherwise:
(i) all references herein to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of or to this Agreement;
(ii) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement;
(iii) each term defined in this Agreement has the meaning assigned to it;
(iv) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP;
(v) words in the singular include the plural and vice versa;

Exhibit 2.2
(vi) all references to “$” or “dollar” amounts will be to lawful currency of the United States;
(vii) unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar day(s);
(viii) references to the masculine, feminine or neuter gender include each other gender;
(ix) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;
(x) the terms “including” and “includes” mean “including or includes without limitation;”
(xi) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time;
(xii) the Recitals, Schedules and Exhibits are deemed a part of this Agreement and are incorporated by reference herein; and
(xiii) whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or no later than the next succeeding Business Day.
(b) Schedules. The information contained in the Schedules is disclosed solely for the purposes of this Agreement and may include items or information not required to be disclosed under this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any Party to any third Person of any matter whatsoever, including an admission of any violation of any Law or breach of any agreement. No information contained in any Schedule shall be deemed to be material (whether individually or in the aggregate) to the business, assets, Liabilities, financial position, operations or results of operations of the Party to whom the disclosure relates. Information contained in a Section, subsection or individual Schedule (or expressly incorporated therein) shall qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and all other representations and warranties made in any other Section, subsection or Schedule to the extent its applicability to such Section, subsection or Schedule is reasonably apparent on its face. References to agreements in the Schedules are not intended to be a full description of such agreements, and all such disclosed agreements should be read in their entirety. Nothing disclosed in any Schedule is intended to broaden any representation or warranty contained in this Agreement. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement, or the inclusion of any specific item in a Schedule, is not intended to imply that such amounts, or higher or lower amounts included, are or are not material, and no Party shall use the fact of the setting of such amounts, or the fact of the inclusion of any such item in a Schedule, in any dispute or controversy between the Parties

Exhibit 2.2
as to whether any obligation, item or matter not described in this Agreement or included in a Schedule is or is not material for purposes of this Agreement.
(c) Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
(d) Exhibits. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall (without affecting the rights or obligations of any Party hereunder in respect of such agreement) constitute a contract independent of this Agreement.
8. Miscellaneous.
8.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties. Signatures to this Agreement transmitted by electronic mail in “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
8.2 Governing Law; Venue; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles that would result in the application of the Laws of a different jurisdiction.
(b) Venue. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Arizona and the Federal Courts of the United States of America located in the State of Arizona in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Arizona State or Federal Court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Exhibit 2.2
(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.
8.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties among the Parties other than those set forth in this Agreement, and is not intended to confer in or on behalf of any Person not a Party to this Agreement any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
8.4 Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Parties in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
8.5 Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given: (a) when personally delivered, (b) when sent by electronic mail (with hard copy to follow in accordance with subclauses (a), (c) or (d)) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid), or (d) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the following addresses:
If to Seller:
Zovio Inc.
8620 Spectrum Center Blvd.
San Diego, CA 92123

Exhibit 2.2
Attn: Matt Mitchell
If to Buyer:
The University of Arizona Global Campus
180 South Arizona Avenue, Suite 301
Chandler, AZ 85225
Attn: President

with a copy to:
The University of Arizona Global Campus
180 South Arizona Avenue, Suite 301
Chandler, AZ 85225
Attn: General Counsel
If to UofA:
The University of Arizona
1200 E. University Blvd.
Old Main, Room 200
Tucson, AZ 85721
Attn: President

with a copy to:
Office of the General Counsel
The University of Arizona
Administration Building, Room 103
1401 E. University Blvd.
Tucson, AZ 85721
Attn: General Counsel
8.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.
8.7 Amendments and Modifications; Waiver. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall

Exhibit 2.2
any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
8.9 No Recourse. All Actions or Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the transactions contemplated by this Agreement to be consummated, may be directed or asserted against (and are those solely of) the Persons that are expressly identified as “Parties” to this Agreement and their respective successors and assigns. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, option holder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing shall have any responsibility for or exposure (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any Actions or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d).
8.10 No Survival. Except to the extent expressly contemplated by Section 8.11, the representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing, except for the covenants and agreements that explicitly contemplate performance after the Closing (including without limitation those set forth in Section 1.6 and Section 5) which shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement). The Parties acknowledge and agree that from and after the Closing they shall not be permitted to make, and no party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein (except in the case of fraud or intentional misrepresentation). In furtherance of the foregoing, from and after the Closing, each Party hereby waives (on behalf of itself, each of its Affiliates and each of its representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty (except in the case of fraud or intentional misrepresentation) set forth herein or the subject matter of this Agreement that such Party may have against the other Parties or any of

Exhibit 2.2
their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, whether framed under Law, contract, tort or otherwise.
8.11 Special Rule for Fraud.
(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at law or in equity, the Parties hereto shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law. In no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 8.11 reduce, restrict or otherwise limit such Party’s right to pursue all applicable remedies at law, including seeking money damages, as applicable. Each of the Parties hereto hereby waives any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties hereto further agree that by seeking the remedies provided for in this Section 8.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that the remedies provided for in this Section 8.11 are not available or otherwise are not granted.
(b) Notwithstanding anything herein to the contrary, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any Party in the case of fraud or intentional misrepresentation with respect to this Agreement or the transactions contemplated thereby by any other Party.
[Signature Page Follows]

Exhibit 2.2

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Closing Date.
“SELLER”
ZOVIO INC
By: /s/Randy Hendricks
Name: Randy Hendricks
Title: CEO

“BUYER”
THE UNIVERSITY OF ARIZONA GLOBAL CAMPUS
By: /s/Paul Patorek
Name: Paul Pastorek
Title: President
IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date for the purpose of confirming UofA’s undertakings pursuant to the UofA Binding Provisions (as defined herein).
“UofA”
ARIZONA BOARD OF REGENTS, for and on behalf of THE UNIVERSITY OF ARIZONA
By: /s/ Robert C Robbins
Name: Robert C. Robbins
Title: President

Exhibit 2.2
EXHIBIT A

DEFINITIONS
The following terms have the definitions set forth below or ascribed thereto in the section of this Agreement identified below:
“Acquired Assets” has the meaning set forth in Section 1.1.
“Action” means any action, claim (including any cross–claim or counterclaim), lawsuit, complaint, charge, arbitration, litigation, proceeding or hearing by or before a court, Governmental Entity, or arbitral tribunal, whether at law or in equity.
“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes hereof, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
“Agreement” has the meaning set forth in the Preamble.
“Assigned Contracts” has the meaning set forth in Section 1.1(d).
“Assumed Liabilities” has the meaning set forth in Section 1.4.
“Balance Sheet” has the meaning set forth in Section 3.4.
“Balance Sheet Date” has the meaning set forth in Section 3.4.
“Benefit Plan” means a pension, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, commission, performance award, equity incentive, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other compensatory or benefit agreement, plan, policy, program or arrangement (including any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by Seller or any of its ERISA Affiliates for the benefit of any employee, officer, director, independent contractor or consultant of Seller or any spouse or dependent of such individual.
“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.3(a).
“Books and Records” means originals (or true, correct and complete copies) of all business, accounting, Tax and financial records, files, lists, ledgers, correspondence, studies,

Exhibit 2.2
reports databases and other documents (whether in hard copy, electronic or other form), including: (a) all analysis reports, advertising, promotional and marketing materials and creative material and (b) all records and lists relating to customers, vendors or personnel (including customer lists or databases, vendor lists or databases, mailing lists or databases, e-mail address lists or databases, recipient lists or databases, sales records, credit information, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with vendors).
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law or executive order to remain closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Released Claims” has the meaning set forth in Section 2.6(b).
“Buyer Released Party(ies)” has the meaning set forth in Section 2.6(a).
“Buyer Releasing Parties” has the meaning set forth in Section 2.6(b).
“Buyer’s Disclosure Schedule” means the disclosure schedule of Buyer dated as of the Closing Date and attached to this Agreement as Exhibit G.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Instruments” means (i) each delivery required to be made to Buyer pursuant to Section 2.3, and (ii) each delivery required to be made to Seller pursuant to Section 2.4.
“Closing Payment” means the cash payment in the amount of One Dollar ($1.00).
“Code” means the Internal Revenue Code of 1986, as amended for time to time.
“Consent” means a consent, authorization, Order or approval of, or filing or registration with, or notification to any Person not a party to this Agreement, including any Governmental Entity.
“Contract” means any written agreement, contract, subcontract, indenture, deed of trust, note, bond, mortgage, lease, sublease, concession, franchise, license, sublicense, commitment, guarantee, sale or purchase order, undertaking or other instrument, arrangement or understanding of any kind.
“Course Materials” means, collectively, text books (electronic and otherwise, including Constellation), work books, syllabi, guides, and resource material and content for academic courses and curriculum related thereto, whether used for academic courses/programs or corporate training programs, including concepts, materials, resources and text requirements, self-study

Exhibit 2.2
materials, case studies, curricula, video and audio content, academic course catalogs, assessment materials and tools, lesson plans, course activities/projects, lectures, the designs for the academic courses (excluding generic course designs) and related items and materials, in all forms and media, as in existence on the Closing Date.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, encumbrance (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and its regulations.
“ERISA Affiliate” means any corporation or trade or business that is or was, at a relevant time, together with Seller, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Excluded Liabilities” has the meaning set forth in Section 1.5.
“GAAP” means generally accepted accounting principles as in effect in the United States of America at the time the applicable financial statements were prepared, consistently applied.
“Governmental Entity” means any court, administrative agency, commission or other governmental authority, body or instrumentality, supranational, national, federal, state, provincial, local, municipal, domestic or foreign government or governmental or regulatory authority or any self-regulatory authority or arbitral or similar forum of any nature, including any agency, branch, bureau, commission, department, entity, official or political subdivision, whether domestic or foreign.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Hired Former Employee” has the meaning set forth in Section 6.2.
“Insurance Policies” has the meaning set forth in Section 3.10.
“Intellectual Property” means all Trademarks, copyrights (including the Course Materials), works of authorship, designs, emblems and logos, trade secrets, franchises, franchise rights, customer and supplier lists, quality control and safety information, research records, product names, slogans, taglines, rights of publicity, improvements, processes, procedures, specifications, technology, methodologies, computer software, firmware, development tools, flow charts, operational models and work flows (including enrollment and recruiting funnels and processes), annotations, all Web addresses, sites and domain names, social media names, app names, all data bases and data collections and all rights therein (including any data, documents,

Exhibit 2.2
spreadsheets, and other information on the “H” Drive on the Zovio Domain, Insight Pages on the Zovio Domain, and information on the Sharepoint site used by Seller and Buyer), graphics, business or marketing plans or projections, market surveys, any other confidential, intellectual and proprietary right or information, in each case whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, and all unregistered rights, pending applications and registrations related to any of the foregoing in the United States and in all foreign countries and under all international systems, conventions and treaties, and all goodwill associated with any of the foregoing, and the right to sue and recover for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is proprietary to, or owned, used or held for use by or on behalf of Seller.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property Assets or any Intellectual Property that is not owned by Seller and is used or held for use by Seller, in each case to which Seller is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use by Seller, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property under the Intellectual Property Agreements included in the Assigned Contracts; and (ii) claims and causes of action with respect to such Intellectual Property, accruing on or after Closing Date, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof. Intellectual Property Assets also include any registered Trademarks and/or registered copyrights listed in Section 3.7(a) of Seller’s Disclosure Schedule that, as of the Closing Date, may be registered in the name of Seller, each of which will be assigned to Buyer at the Closing.
“Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.3(b).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction, including issued patents, registered Trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“IRS” means the Internal Revenue Service.
“Judgment” means the judgment in respect of the Lawsuit, as set forth in that certain Statement of Decision issued by the Superior Court of the State of California, County of San Diego, on March 3, 2022.

Exhibit 2.2
“Judgment Amount” means the judgment amount of $22,375,782.00 in respect of the Judgment, which was paid by Seller on June 8, 2022 in connection with Seller’s appeal of the Judgment.
“Judgment Reduction” means the amount of reduction, if any, in the Judgment Amount paid by the Seller that is refunded based on the outcome of the appeal of the Judgment (and any subsequent proceedings).
“Law” means any federal, national, supranational, state, provincial, local, municipal, administrative or foreign law (including common law), constitution, treaty, statute, ordinance (including zoning), rule, regulation, judgment, resolution, executive order, code, Order, arbitration award, agency requirement of, or any license or permit issued by, any Governmental Entity. Reference to any Law shall be construed as a reference to such Law as reenacted, re-designated, amended or extended from time to time.
“Lawsuit” means that certain action filed on November 29, 2017, by the Attorney General of the State of California, on behalf of the People of the State of California, against Seller and Ashford University, LLC.
“Lease” means that certain Single Tenant Office Lease, dated August 15, 2018, between Ascend Northrup, LLC, an Arizona limited liability company, and Seller related to the premises located at 1811 E. Northrup Boulevard, Chandler, Arizona.
“Lease Assignment Agreement” has the meaning set forth in Section 2.3(b).
“Leased Real Property” means the premises located at 1811 E. Northrop Boulevard, Chandler, Arizona.
“Liabilities” and “Liability” means any and all existing or prospective debts, liabilities, claims, demands, expenses, commitments of any nature, Losses and obligations, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, express or implied, matured or unmatured, liquidated or unliquidated, or determined or determinable, including those arising under any Law or Action and those arising under any Contract.
“Losses” means all losses, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), obligations, Liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, demands, claims, assessments or deficiencies of any kind.
“Mixed-Use Contract” means all Contracts that are used, availed of, or relied upon in connection with both the conduct of the Services by Seller and with any other line of business engaged in by or other purpose of Seller or any Affiliate thereof.
“Net Asset Adjustment” means an amount due to Seller from Buyer pursuant to the terms of the Prior Asset Purchase Agreement, and determined by Seller to be $8,500,000.

Exhibit 2.2
“Net Asset Adjustment Case” means the legal matter filed under Case No: CV2021–017816 currently pending in the Superior Court for the County of Maricopa, Arizona.
“Order” means any order, judgment, writ, injunction, stipulation, award or decree of any Governmental Entity.
“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the operating agreement and the articles of organization of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
“Party(ies)” has the meaning set forth in the Preamble.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.
“Permitted Encumbrances” means the following Encumbrances: (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due or payable and for which an applicable reserve has been made in accordance with GAAP and is expressly reflected on audited financial statements; (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and similar Encumbrances arising or incurred in the ordinary course of business securing amounts that are not yet due and payable (or which are being disputed in the ordinary course of business) and for which an applicable reserve has been made and is expressly reflected on the audited financial statements; (c) in respect of the Leased Real Property, the terms and conditions of the Lease (and for the avoidance of doubt, and Encumbrances affecting the interests of any other party(ies) to the Lease); and (d) with respect to Intellectual Property, the terms and conditions of any applicable license, covenant not to sue or other rights granted with respect to the Intellectual Property.
“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association, or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.
“Prior Asset Purchase Agreement” has the meaning set forth in Recitals.
“Privacy Laws” has the meaning set forth in Section 3.7(h).
“Privileged Communications” means all communications between or among Seller and/or its legal counsel made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to (i) this Agreement, or the transactions contemplated hereby or thereby, (ii) the Lawsuit, and (iii) the Appeal. Information necessary to be provided in accordance with Section 5.7, however, shall not be considered Privileged Communications.

Exhibit 2.2
“Qualified Benefit Plan” has the meaning set forth in Section 3.11(b).
“Released Party” has the meaning set forth in Section 2.6(d).
“Releasing Party” has the meaning set forth in Section 2.6(d).
“Representatives” means, with respect to any Person, the directors, officers, managers, employees, consultants, counsel, accountants, agents, advisors, equity holders and other representatives of such Person.
“Seller” has the meaning set forth in the Preamble.
“Seller Released Claims” has the meaning set forth in Section 2.6(a).
“Seller Released Party(ies)” has the meaning set forth in Section 2.6(b).
“Seller Releasing Parties” has the meaning set forth in Section 2.6(a).
“Seller Subsidiaries” means Maverick, LLC, a California limited liability company, Bridgepoint Education Real Estate Holdings, LLC, an Iowa limited liability company, Insource Shared Services, LLC, a Delaware limited liability company, Ed Tech Platform, LLC, a Delaware limited liability company, Fullstack Academy, LLC, a Delaware limited liability company, and TutorMe, LLC, a California limited liability company.
“Seller’s Disclosure Schedule” means the disclosure schedule of Seller dated as of the Closing Date and attached to this Agreement as Exhibit F.
“Services” has the meaning set forth in Recitals.
“Services Employees” has the meaning set forth in Section 1.2.
“Strategic Services Agreement” has the meaning set forth in Recitals.
“Tax” means any and all taxes and all other charges, fees, duties, contributions, levies, assessments or Liabilities in the nature of a tax, whether disputed or not, imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Terminated Agreements” has the meaning set forth in Section 2.5.
“Termination Agreement” has the meaning set forth in Section 2.5.

Exhibit 2.2
“Trademarks” means trademarks, service marks, service mark rights, trade names, brand names, trade name rights, trade dress, trade dress, applications for trademarks and service marks, together with all goodwill associated with each of the foregoing.
“Transition Services Agreement” has the meaning set forth in Recitals.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“UofA” has the meaning set forth in the Preamble.
“UofA Binding Provisions” has the meaning set forth in the Preamble.
“Union” has the meaning set forth in Section 3.12(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Exhibit 2.2
Exhibit B
Bill of Sale, Assignment and Assumption Agreement

Exhibit C
Intellectual Property Assignment Agreement

Exhibit D
Lease Assignment Agreement

Exhibit E
Termination Agreement

Exhibit F
Seller’s Disclosure Schedule

Exhibit G
Buyer’s Disclosure Schedule